Exhibit 99.1

Rightside® Announces First Quarter 2017 Financial Results

First Quarter Registry Revenue Grows 20% Over the Prior Year Period

Company Repurchases Approximately $3.0 Million in Common Stock Year-to-Date

KIRKLAND, Wash., May 9, 2017 -- (GLOBENEWSWIRE) -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the first quarter ended March 31, 2017.

“In the first quarter of 2017, we continued to execute on our strategy to deliver revenue growth in our higher margin businesses and drive operating efficiencies throughout our business model,” said Chief Executive Officer Taryn Naidu. “Registry revenue grew 20% and total company gross margin of 41% improved 470 basis points over the prior year period. During the quarter, we successfully completed the divesture of eNom as we continue to focus on growing and driving margin expansion in our new gTLD registry business and our retail registrar, Name.com. We remain committed to delivering shareholder value and during the quarter we initiated our share buyback program, repurchasing approximately $3.0 million in common stock year-to-date.”

Financial Summary

(in thousands)

	Three Months Ended
	March 31,
	2017	2016
Registrar services	$7,259	$7,038
Registry services	3,176	2,639
Aftermarket and other	4,348	7,275
Eliminations (1)	(357)	(346)
Total revenue	$14,426	$16,606

(Gain) loss on other assets, net	$(120)	$1

Loss from continuing operations before income tax	(5,385)	(8,197)
Income tax expense (benefit)	247	(1,945)
Loss from continuing operations	(5,632)	(6,252)
Income from discontinued operations, net of income tax	75,383	1,145
Net income (loss)	$69,751	$(5,107)

Adjusted EBITDA from continuing operations (2)	$(945)	$(2,235)

(1)	Amounts in the eliminations line reflect the elimination of intercompany charges between our Registrar and Registry services businesses.
(2)

This Non-GAAP financial measure is described below and reconciled to GAAP loss from continuing operations in the accompanying table, which excludes the gain on the divestiture of eNom of $75.6 million.

First Quarter 2017 Financial Highlights

(Unless otherwise noted, all comparisons are relative to the fiscal first quarter 2016. All financials will be reported on a continuing operations basis to reflect the sale of eNom in January 2017.)

▪	Registrar services revenue increased to $7.3 million compared to $7.0 million.
▪	Registry services revenue increased 20% to $3.2 million compared to $2.6 million.
▪	Aftermarket and other revenue was $4.3 million compared to $7.3 million as a result of challenges in the lower margin third party syndication business.
▪	Total revenue decreased to $14.4 million compared to $16.6 million.

▪	Net income was $69.8 million inclusive of a $75.6 million gain from the sale of eNom.
▪	Adjusted EBITDA was ($0.9 million), compared to ($2.2 million).

Business Highlights

▪

Year-to-date, Rightside repurchased approximately 320,000 shares of its common stock for approximately $3.0 million. Rightside currently has approximately $47 million available and authorized under the current share repurchase program.

▪	The Company ended the first quarter with approximately 590,000 registered domains, up 26% year-over-year.
▪

The final registry renewal rate for the fourth quarter of 2016 was 59% compared to 53% for the same quarter in 2015.  Registry renewal rates are not fully measurable until 45 days after the end of the quarter.

▪

Reported gross margin of 41% in the first quarter of 2017, was up 470 basis points year-over-year, as we continued to grow our mix of higher margin registry services revenue and realize the benefit of our profitability initiatives.

Liquidity and Capital Resources

▪	As of March 31, 2017, cash, cash equivalents and available for sale securities was $83 million, compared to $32 million as of December 31, 2016.

Business Outlook

For the full year ending December 31, 2017, Rightside reiterates guidance of the following:

▪	Total revenue of $58 to $62 million.
▪	Adjusted EBITDA of around break-even for the full year with a return to positive adjusted EBITDA in the fourth quarter.

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, May 9, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time):

▪	Live conference call: (844) 413-1777 (domestic) or (716) 247-5761 (international)
▪	Conference call replay available through May 14, 2017: (855) 859-2056 (domestic) or (404) 537-3406 (international)
▪	Conference ID: 13639154
▪	Live and archived webcast: http://www.rightside.market

About Non-GAAP Financial Measures

We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations adjusted for interest, income taxes, depreciation and amortization, stock-based compensation, and certain gains, losses, and expenses that we do not believe are indicative of ongoing core business operating results. Adjusted EBITDA from continuing operations is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP income (loss) from continuing operations.  A reconciliation of GAAP income (loss) from continuing operations to Adjusted EBITDA from continuing operations can be found in the accompanying table. Adjusted EBITDA from continuing operations should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA from continuing operations only as a supplement.

We have not provided a complete reconciliation of our Adjusted EBITDA from continuing operations guidance to the comparable forward-looking GAAP financial measure, net income (loss) from continuing operations, because we are unable to provide a forward-looking estimate of certain reconciling items between net income (loss) from continuing operations and Adjusted EBITDA from continuing operations guidance including: acquisition and realignment costs; provision for income taxes; and gain (loss) on other assets, net.

About Rightside

Rightside inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry's most comprehensive platforms for the discovery, registration, usage and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to one of the most admired registrar brands in the industry, Name.com. Headquartered in Kirkland, WA, Rightside has offices in North America and Europe. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, Rightside’s expected total revenue, Adjusted EBITDA, and registry services revenue.  Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others:  Rightside’s ability to successfully operate new gTLD registries and provide back-end infrastructure services to registries; Rightside’s ability to successfully market and sell its gTLDs; the difficulty in predicting and developing consumer demand for new gTLDs; Rightside’s anticipated use of cash proceeds from the divestiture of eNom; expected benefits from the divestiture; expectations about plans and objectives for future operations after the eNom divestiture; and expected benefits from a share repurchase program. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 15, 2017.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Rightside Group, Ltd.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenue	$14,426	$16,606
Cost of revenue (excluding depreciation and amortization)	8,480	10,539
Sales and marketing	1,897	2,111
Technology and development	2,372	3,137
General and administrative	4,572	4,652
Depreciation and amortization	2,537	3,178
(Gain) loss on other assets, net	(120)	1
Interest expense	124	1,235
Other income, net	(51)	(50)
Loss from continuing operations before income tax	(5,385)	(8,197)
Income tax expense (benefit)	247	(1,945)
Loss from continuing operations	(5,632)	(6,252)
Income from discontinued operations, net of income tax	75,383	1,145
Net income (loss)	$69,751	$(5,107)

Basic income (loss) per share attributable to common stockholders:
Continuing operations	$(0.29)	$(0.33)
Discontinued operations	3.85	0.06
Basic income (loss) per share	$3.56	$(0.27)
Diluted income (loss) per share attributable to common stockholders:
Continuing operations	$(0.29)	$(0.33)
Discontinued operations	3.85	0.06
Diluted income (loss) per share	$3.56	$(0.27)
Weighted average number of shares outstanding:
Basic	19,583	19,146
Diluted	19,583	19,146

Rightside Group, Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$69,949	$31,922
Accounts receivable, net	6,094	3,498
Available-for-sale investments, at fair value	13,024	—
Prepaid expenses and other current assets	2,967	2,590
Deferred registration costs	8,504	9,063
Assets of discontinued operations	—	129,053
Total current assets	100,538	176,126
Deferred registration costs, less current portion	1,640	1,594
Property and equipment, net	5,392	5,746
Intangible assets, net	45,129	46,961
Goodwill	70,921	70,921
gTLD deposits	1,517	2,169
Other assets	510	671
Total assets	$225,647	$304,188

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$771	$1,080
Accrued expenses and other current liabilities	7,417	8,887
Debt	—	12,800
Capital lease obligation	—	983
Deferred revenue	20,111	19,475
Liabilities of discontinued operations	—	133,588
Total current liabilities	28,299	176,813
Deferred revenue, less current portion	4,917	4,429
Deferred tax liabilities, net	8,179	8,102
Other liabilities	372	261
Total liabilities	41,767	189,605
Total stockholders' equity	183,880	114,583
Total liabilities and stockholders' equity	$225,647	$304,188

Rightside Group, Ltd.

Reconciliation of Loss from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Loss from continuing operations	$(5,632)	$(6,252)
Add (deduct):
Income tax expense (benefit)	247	(1,945)
(Gain) loss on other assets, net (1)	(120)	1
Interest expense	124	1,235
Depreciation and amortization	2,537	3,178
Stock-based compensation expense	1,462	1,234
Acquisition and realignment costs	437	314
Adjusted EBITDA from continuing operations	$(945)	$(2,235)

(1)	Net loss (gain) on withdrawals of interest in gTLD applications is included in (gain) loss on other assets, net.

Investor Contacts

The Blueshirt Group

Allise Furlani, 212-331-8433

Brinlea Johnson, 212-331-8424

IR@rightside.rocks